CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

McCune Engineering, P.E., hereby consents to the use of certain portions of its gas reserve report "Petrol Oil & Gas Inc. - SEC Reserve Estimate and Evaluation dated December 31, 2004" in Petrol Oil and Gas's Form 8-K dated May 2, 2005.

McCUNE ENGINEERING, P.E.

By: /s/ Dwayne McCune

Name: Dwayne McCune

Title: May 2, 2005